UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 15, 2014

Spindle, Inc.

(Exact name of registrant as specified in Charter)

Nevada	333-145088	20-8241820
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8700 E. Vista Bonita Drive., Ste. 260

Scottsdale, AZ 85255

(Address of Principal Executive Offices)

480-335-7351

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

Effective April 15, 2014, the board of directors (the “Board”) of Spindle, Inc. (the “Company”) appointed Christopher J. Meinerz to serve as Chief Financial Officer and Chief Compliance Officer of the Company.

Prior to joining the Company, Mr. Meinerz served as Chief Financial Officer and Chief Compliance Officer at Next Generation Insurance Group (NGI), a national specialty insurance marketing firm located in Phoenix, Arizona, since 2011.  In this capacity, he was responsible for the company’s financial planning, treasury management, and compliancy activities. Before his tenure at NGI, during 2010, Mr. Meinerz was Executive Vice President of Finance and Treasury for DDi Corp., an Anaheim, California-based provider of circuit board engineering and manufacturing services.  In addition, Mr. Meinerz served as global Vice President of Finance for eTelecare of Scottsdale, Arizona, from 2006 to 2009, where he successfully helped launch that company’s initial public offering in 2007.  Mr. Meinerz is a graduate of the University of Wisconsin with degrees in accounting and finance. He began his career in public accounting with BDO Seidman in Chicago, Illinois, and Grant Thornton in Madison, Wisconsin.

The compensation terms with respect to Mr. Meinerz’s employment include an annual base salary of $180,000 and an option to purchase 90,000 shares of common stock at an exercise price of $0.50 per share.  Mr. Meinerz has not been a party to any transactions with the Company during the fiscal year ended December 31, 2013 through the present that would require reporting pursuant to Item 404(a) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Spindle, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Spindle, Inc.
(Registrant)

Date: April 15 2014	By:	/s/ William Clark
William Clark
President and Chief Executive Officer

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